                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.   )


Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               DEERE & COMPANY
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                         FRANK S. COTTRELL, SECRETARY
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    4) Proposed maximum aggregate value of transaction:

    * Set forth the amount on which the filing is calculated and state how it was determined.

/_/ Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount previously paid:

    2) Form, Schedule or Registration Statement No.:

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Notes:

                                DEERE & COMPANY
                                JOHN DEERE ROAD
                            MOLINE, ILLINOIS 61265

                           -------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 23, 1994

The annual meeting of stockholders of Deere & Company will be held at the principal office of the Company, on John Deere Road, near Moline, Rock Island County, Illinois, on Wednesday, February 23, 1994, at 10:00 A.M. to:

  1.Elect directors.

  2.Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on December 31, 1993 are enti-tled to vote at the meeting.

To be sure that your shares are represented at the meeting, please vote, sign, date and promptly mail the enclosed proxy card in the envelope provided for this purpose.

                                              For the Board of Directors,

                                                (Frank S. Cottrell logo)

                                                    Frank S. Cottrell
                                                        Secretary

Moline, Illinois
January 14, 1994

                               (JOHN DEERE LOGO)

                                PROXY STATEMENT
- -------------------------------------------------------------------------------

TO THE STOCKHOLDERS: The Board of Directors of Deere & Company solicits your proxy, and asks that you vote, sign, date and promptly mail the enclosed proxy card for use at the annual meeting of stockholders to be held February 23, 1994, and at any adjournment of such meeting. Whether you own few or many shares, your proxy is important in helping to achieve good representation at the meeting. If you wish, at any time before your proxy is voted you may re-voke it by written notice to the Company, or by delivery of a later dated proxy, or by voting in person at the meeting. The shares represented by all properly executed proxies will be voted as specified by you. In the absence of direction, properly executed proxies will be voted for the nominees to the Board set forth below.

  The holders of a majority of the Company's outstanding shares, present in person or by proxy, are required for a quorum at the meeting. The Company had 85,605,030 shares of common stock outstanding on December 31, 1993. Each share has one vote on each matter to be voted on at the meeting and one vote for each directorship to be filled on the Board of Directors.

  If any nominee is unable or declines to accept nomination or election for any reason, the persons designated in your proxy may vote for a substitute.

  A plurality of the votes cast at the meeting is required to elect directors. Abstentions and broker non-votes are counted as present for purposes of determing the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted as votes cast on the matters being voted on.

  It is the policy of the Company that shareholders be provided privacy in voting. All proxy cards and ballots that identify votes of stockholders are held confidential, except: (i) as may be necessary to meet applicable legal requirements; (ii) to allow independent third-parties to solicit, receive, tabulate, and certify the results of the vote; (iii) in cases where sharehold-ers write comments on their proxy cards; and (iv) in contested proxy solicita-tions in which the opposing party does not also agree to comply with this pol-icy. The tabulator of the votes and at least one of the inspectors of the election are independent of the Company, its officers and directors. The tabu-lator, the Company's proxy solicitation agent and the inspectors of the elec-tion, including those who are Company employees, are required to sign confi-dentiality agreements which prohibit disclosure of votes to the Company.

  Stockholders of record at the close of business on December 31, 1993 are en-titled to vote. This notice of meeting, proxy statement and proxy card are be-ing mailed to stockholders on or about January 14, 1994.

                             ELECTION OF DIRECTORS
- -------------------------------------------------------------------------------

  Three directors are to be elected for terms expiring at the annual meeting in 1997. The persons named below were recommended by the Nominating Committee and nominated by the Board of Directors. Their principal occupations during the past five or more years, positions with the Company, directorships in other companies, ages, and beneficial ownership of shares and of exercisable options to purchase shares of the Company at December 31, 1993 appear in that order after their names. As used below "restricted stock" refers to non-trans-ferable stock, issued pursuant to the John Deere Restricted Stock Plan or the Nonemployee Director Stock Ownership Plan, which is subject to risk of forfei-ture if certain conditions are not met. No nominee owned beneficially more than .1% of the shares outstanding on December 31, 1993.

  Mr. Arthur L. Kelly was appointed to the Board during 1993. Mr. William A. Schreyer retired Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. is nominated for election as a director for the first time. The terms of Mrs. Crandall C. Bowles, Mr. Joseph W. England and Mr. Eugene L. Schotanus ex-pire at the annual meeting and they are not standing for re-election. The size of the Board is being reduced accordingly.

             NOMINEES FOR TERMS EXPIRING AT ANNUAL MEETING IN 1997

  Mr. Samuel C. Johnson Chairman of S. C. Johnson & Son, Inc. (home care and specialty products). Director of Deere & Company since 1973; Chairman of Nomi-nating Committee and member of Committee on Compensation. Director of Mobil Corporation, H.J. Heinz Company and Johnson Worldwide Associates, Inc. Age 65. Shares owned, 9,200 (includes 200 shares of restricted stock).

  Mr. Arthur L. Kelly Managing Partner of KEL Enterprises Ltd. (holding and investment company). Director of Deere & Company since 1993; member of Audit Review Committee. Director of Bayerische Motoren Werke (BMW) A.G., Nalco Chem-ical Company, The Northern Trust Corporation and Snap-on Tools Corporation. Age 56. Shares owned, 1,533 (includes 133 shares of restricted stock).

  Mr. William A. Schreyer Retired Chairman and Chief Executive Officer of Mer-rill Lynch & Co., Inc. (securities and investment banking). Director of Foote, Cone & Belding Communications, Schering-Plough Corporation and Willis Corroon Group, plc. Age 65. Shares owned, 500.

                                OTHER BUSINESS
- -------------------------------------------------------------------------------

  The Board of Directors is not aware of any other matters that will come be-fore the meeting. However, if any other business should come before the meet-ing, your proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment.

                        DIRECTORS CONTINUING IN OFFICE
- -------------------------------------------------------------------------------

  The seven persons named below are now serving as directors of the Company for terms expiring at the annual meetings in 1995 and 1996 as indicated. Their principal occupations during the past five or more years, positions with the Company, directorships in other companies, ages and beneficial ownership of shares, including restricted shares, and of exercisable options to purchase shares of the Company at December 31, 1993 appear in that order after their names. No director continuing in office owned beneficially more than .1% of the shares outstanding on December 31, 1993.

                   TERMS EXPIRING AT ANNUAL MEETING IN 1995

  Mr. Hans W. Becherer Chairman and Chief Executive Officer of Deere & Company since 1990; prior thereto, President. Director of Deere & Company since 1986; Chairman of Executive Committee. Director of Schering-Plough Corporation and AlliedSignal Inc. Age 58. Shares owned, 34,052 (includes 24,620 shares of re-stricted stock); under option, 21,643.

  Mr. Agustin Santamarina V. Of Counsel and Retired Senior Partner of the law firm of Santamarina y Steta since 1991; prior thereto, Senior Partner. Direc-tor of Deere & Company since 1991; member of Audit Review Committee. Director of a wide variety of corporations in Mexico and The Mexico Fund Inc. Age 67. Shares owned, 800 (includes 400 shares of restricted stock).

  Mr. David H. Stowe, Jr. President and Chief Operating Officer of Deere & Company since 1990; prior thereto, Executive Vice President. Director of Deere & Company since 1982; member of Executive Committee. Age 57. Shares owned, 24,706 (includes 14,609 shares of restricted stock and 10,097 shares over which Mr. Stowe shares the power over voting and disposition); under option, 24,349.

  Mr. John R. Walter Chairman and Chief Executive Officer of R. R. Donnelley & Sons Company (print services) since 1989; prior thereto, President. Director of Deere & Company since 1991; member of Committee on Compensation and Nomi-nating Committee. Director of Abbott Laboratories and Dayton Hudson Corpora-tion. Age 46. Shares owned, 700 (includes 400 shares of restricted stock).

                   TERMS EXPIRING AT ANNUAL MEETING IN 1996

  Mr. John R. Block President of National-American Wholesale Grocers' Associa-tion since 1986; prior thereto, United States Secretary of Agriculture. Direc-tor of Deere & Company since 1986; member of Audit Review and Nominating Com-mittees. Director of Arcadian Partnership, L.P., Purina Mills, Inc. and Roch-ester Telephone Corp. Age 58. Shares owned, 800 (includes 600 shares of re-stricted stock).

  Mr. Owen B. Butler Chairman of Northern Telecom, Ltd. (telecommunications) since June, 1993; prior thereto, retired Chairman of The Procter & Gamble Com-pany (consumer products). Director of Deere & Company since 1987; Chairman of Committee on Compensation and member of Audit Review Committee. Senior Advi-sor, Daiwa Securities America, Inc. Director of Armco, Inc. and Northern Telecom, Ltd. Age 70. Shares owned, 1,100 (includes 600 shares of restricted stock).

  Prof. Regina E. Herzlinger Professor of Business Administration at the Har-vard Business School. Director of Deere & Company since 1992; member of Audit Review Committee. Director of C. R. Bard, Inc., Manor Care, Inc., Salick Health Care, Inc. and Schering-Plough Corporation. Age 50. Shares owned, 700 (includes 600 shares of restricted stock).

  At December 31, 1993, directors and executive officers as a group (19 per-sons), had a beneficial interest in an aggregate of 335,277 shares (.39%) of common stock of the Company, (includes 46,505 shares held with sole power over voting and disposition, 27,404 shares held with shared power over voting or disposition, 102,214 shares of restricted stock under the John Deere Re-stricted Stock Plan, 3,133 shares of restricted stock under the Nonemployee Director Stock Ownership Plan and 156,021 shares represented by exercisable stock options).

                        CERTAIN BUSINESS RELATIONSHIPS
- -------------------------------------------------------------------------------

  Mr. William A. Schreyer was Chairman of the Board and Chief Executive Offi-cer of Merrill Lynch & Co., Inc. until June, 1993. During fiscal 1993, the Company engaged Merrill Lynch & Co., Inc. and certain of its subsidiaries to provide, in the ordinary course of business, investment banking, financial ad-visory and other services, and the Company expects to engage such firm for similar services during fiscal 1994.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES
- -------------------------------------------------------------------------------

  Listed below are certain persons who, to the knowledge of the Company, own beneficially more than five percent of the Company's Common Stock. This infor-mation is based on Schedule 13Gs filed with the Securities and Exchange Com-mission.

                                VOTING       DISPOSITIVE      TOTAL
                              AUTHORITY       AUTHORITY     AMOUNT OF  PERCENT
                            -------------- ---------------- BENEFICIAL   OF
NAME AND ADDRESS             SOLE   SHARED   SOLE    SHARED OWNERSHIP   CLASS
- ----------------            ------- ------ --------- ------ ---------- -------
Joint filing by FMR Corp.,
 Fidelity Management &
 Research Company
 and Edward C. Johnson 3d.. 924,049 10,500 4,471,998 10,500 4,482,498   5.34%
82 Devonshire Street                                 (as of December 10, 1993)
Boston, MA 02109

Based on information supplied by FMR Corp., its wholly-owned subsidiary Fidel-ity Management & Research Company is the beneficial owner of 3,532,549 shares of the Company as a result of acting as investment advisor to several regis-tered investment companies. Fidelity Management Trust Company, another wholly-owned subsidiary of FMR Corp., is the beneficial owner of 890,349 shares of the Company as a result of serving as investment manager of several institu-tional accounts. According to FMR Corp.'s filing, no one person's interest in such common stock of the Company is more than five percent of the total out-standing shares.

                                  COMMITTEES
- -------------------------------------------------------------------------------

  The Board of Directors of the Company, which met five times during the 1993 fiscal year, has delegated some of its authority to four committees of the Board. These are the Executive Committee, the Committee on Compensation, the Nominating Committee and the Audit Review Committee. During the 1993 fiscal year, all of the directors attended 75% or more of the meetings of the Board of Directors and Committees on which they served.

  The Committee on Compensation, which met three times during the 1993 fiscal year, consists of Owen B. Butler (Chairman), Samuel C. Johnson and John R. Walter. The Committee has responsibility with respect to compensation matters involving directors and officers of the Company.

  The Nominating Committee, which met twice during the 1993 fiscal year, con-sists of Samuel C. Johnson (Chairman), John R. Block, Crandall C. Bowles and John R. Walter. The responsibilities of the Nominating Committee are to recom-mend to the Board individuals for election to the Board, to ensure that the Chairman periodically reviews the Company's plans regarding succession of se-nior management with the Committee and with all other outside directors, and to make recommendations concerning the size, composition, committee structure and fees for the Board and criteria relating to tenure and retention of direc-tors. The Committee will consider individuals recommended for nomination by stockholders. Such recommendation should be submitted in writing to the Secre-tary of the Company, Deere & Company, John Deere Road, Moline, Illinois 61265, who will submit them to the Committee for its consideration. The recommenda-tion must be accompanied by the consent of the individual to be nominated, to be elected and to serve.

  In addition, the Bylaws of the Company establish certain procedures concern-ing stockholder nominations of directors at a meeting of stockholders. The By-laws require that notice of such nominations be received by the Secretary not less than 50 days nor more than 75 days prior to the stockholders' meeting. Pursuant to such Bylaw, notice is hereby given that the annual meeting of stockholders in 1995 will be held on February 22, 1995. Notice of a nomination shall also set forth the name, address and the class and number of shares owned by the shareholder making the nomination; the name, age, business and residence addresses and principal oc-cupation of the nominee and the number of shares beneficially owned by and such other information concerning the nominee as would be required to be dis-closed in the solicitation of proxies for election of directors under Regula-tion 14A under the Securities Exchange Act of 1934, as amended. The Company may require any nominee to furnish such other information as may reasonably be required to determine the eligibility of the nominee. Persons 70 or older are not eligible for nomination.

  The Audit Review Committee, which met two times during the 1993 fiscal year, consists of Crandall C. Bowles (Chairman), John R. Block, Owen B. Butler, Re-gina E. Herzlinger, Arthur L. Kelly and Agustin Santamarina V. The Committee recommends to the Board a firm of independent certified public accountants to audit the annual financial statements, discusses with the auditors and ap-proves in advance the scope of the audit, reviews with the independent audi-tors the financial statements and their audit report, consults with the inter-nal audit staff and reviews management's administration of the system of in-ternal accounting controls, and reviews the Company's procedures relating to business ethics. The Committee reports to the Board on its activities and findings.

  In accordance with the recommendation of the Audit Review Committee, the firm of Deloitte & Touche has been appointed by the Board of Directors as in-dependent certified public accountants to examine the financial statements of the Company for the 1994 fiscal year. A representative of Deloitte & Touche is expected to be present at the stockholders' meeting; this individual will have an opportunity to make a statement and will be available to respond to appro-priate questions.

                           COMPENSATION OF DIRECTORS
- -------------------------------------------------------------------------------

  Directors who are not employees of the Company receive an annual retainer of $23,000 for serving as directors, and an annual retainer of $3,000 for each Board committee of which they are members, except the Audit Review Committee, for which the retainer is $4,000 for members. An additional fee of $2,000 per year is paid to the chairman of each Board committee. The directors also re-ceive a meeting fee of $1,000 for each Board or committee meeting attended. At the 1993 annual meeting, stockholders approved the adoption of the Nonemployee Director Stock Ownership Plan. Pursuant to such plan, upon election and each re-election to the Board, non-employee directors are awarded 600 restricted shares of common stock of the Company for each three year term. A person who becomes a non-employee director between annual meetings or to serve a partial term will receive a pro-rated grant. The restricted shares may not be sold, pledged, assigned, gifted, or otherwise alienated or hypothecated and are sub-ject to forfeiture until the expiration of the restriction period, which ends upon the nonemployee directors' retirement from the Board, permanent and total disability, death or a change in control of the Company. While the restric-tions are in effect, the nonemployee directors are entitled to vote the shares and receive dividends.

  The Company also has a pension benefit plan for outside directors who are not employees or retirees of the Company. Each such outside director with at least five years of service, who retires at age 65 or older, or whose service is terminated prior to age 65 by reason of death or disability or any other reason satisfactory to the Board, will receive a quarterly retirement benefit equal to one-fourth of the annual retainer payable to the director at the time of his disability or retirement. In the event of the director's death prior to retirement or prior to the expiration of a period following retirement equal to his years of service, the director's beneficiary will be paid a death bene-fit.

                           -------------------------

  The report of the Committee on Compensation and the performance graph that follow shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Se-curities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by ref-erence, and shall not otherwise be deemed filed under such Acts.

                           -------------------------

                           COMMITTEE ON COMPENSATION
                       REPORT ON EXECUTIVE COMPENSATION
- -------------------------------------------------------------------------------

COMPENSATION PHILOSOPHY

  The Board Committee on Compensation (the "Committee") is committed to pro-viding a total compensation program that supports the Company's business mis-sion and enhances shareholder value. The Committee is responsible for the oversight of executive compensation and reviews the Company's compensation program on an ongoing basis. The Company has also retained an independent com-pensation consulting firm, to assist both in assessing the reasonableness of compensation paid to executive officers and in the development of the compen-sation program for salaried employees. The Committee met three times during the fiscal year including meetings with the independent compensation consul-tants. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

  The Committee has adopted a compensation program for executives with the following objectives in mind:

  .  to attract and retain high caliber executives;

  . to focus executives on achieving performance objectives that enhance shareholder value;

  . to motivate executives to take actions, both individually and collec-tively, that support the long-term strategic goals of the Company; and

  . to be positively regarded by our stockholders, employees, the financial community and the public in general, as well as by the eligible execu-tive management.

    To achieve this result, we believe the compensation program for execu-tives must:

  . be competitively positioned in each program element--base salary, short-term incentives, long-term incentives and benefits; and

  . recognize the cyclical nature of the Company's core businesses and rec-ognize its performance relative to its competitors, while maintaining the Company's status as a major diversified multinational corporation.

  Effective for tax years beginning after 1993, the Revenue Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation. The Company is first subject to these limitations in the fiscal year beginning November 1, 1994. Accordingly, the Committee cur-rently is considering the Company's alternatives with respect to qualifying executive compensation for deductibility.

  The compensation of the Company's executives includes three basic compo-nents: base salary, short-term incentives and long-term incentives. The com-pensation practices we have implemented to achieve our compensation strategies are described in detail in the following paragraphs.

BASE SALARY

  The Committee annually reviews each executive officer's base salary includ-ing that of Mr. Becherer, the Chief Executive Officer (CEO). The Committee meets without the CEO's presence to evaluate his performance. In determining salary adjustments, the following factors are considered: individual perfor-mance, time in position, experience, potential for advancement, responsibili-ty, current salary in relation to the level of pay designated for the job, and the compensation practices of a peer group of companies. Salaries for execu-tive officers are targeted at or near the average of the peer group salaries.

  The peer group is comprised of 18 companies who share with the Company some combination of the following characteristics: similar products and services; comparable sales volumes or employment levels; parallel levels of business di-versification; a similar commitment to manufacturing as a core-company activi-ty; and a comparable global presence. This peer group is subject to periodic review and is modified from time to time to reflect changing conditions, merg-ers and acquisitions. The peer group includes three of the eight companies in the S&P Diversified Machinery Group Index used in the performance graph which follows this report. The Committee believes that this larger peer group pro-vides a more appropriate benchmark for determining compensation. The responsi-bilities of Company executives are more similar to those of executives in the peer group than those in the S&P Diversified Machinery Group Index, whose businesses vary more widely by size and nature. In addition, the Committee utilizes compensation surveys provided by a compensation consultant.

  For 1993, the base salaries of Mr. Becherer and the other executive officers named in the Summary Compensation Table were below the target level developed from these criteria. In determining whether the base salaries of executives, including the CEO, should be adjusted, the Committee takes into account indi-vidual performance in relation to the executive's responsibilities, financial and operational performance of the operations directed by that executive (in-cluding profitability under prevailing business conditions, budget perfor-mance, customer acceptance of products and services, and innovation) and the positioning of compensation within the salary range. Each of the above factors was considered in setting Mr. Becherer's salary. These factors are considered subjectively in the aggregate and none of these factors are accorded a spe-cific weight. Other factors may also be considered. The base salaries of Mr. Becherer and the other named executive officers were increased in 1993 at a rate that is comparable to the increases provided at other comparable compa-nies plus an additional amount, in some cases (including the CEO), in an ef-fort to bring salaries closer to a competitive level. Mr. Becherer received a base salary of $695,386 for fiscal 1992 and $733,805 for fiscal 1993.

SHORT-TERM INCENTIVES

  A substantial part of executive compensation is contingent upon the Company attaining earnings goals set out in the John Deere Profit Sharing Plan for Salaried Employees. Each year in which these earnings goals are reached, the compensation of all salaried employees is supplemented by fiscal year-end cash profit sharing (bonus) payments. The amount of the profit sharing payment (if any) depends upon the pre-bonus, pre-tax, and pre-extraordinary item return on average stockholders' equity for the preceding three years and the position and salary of the employee. For purposes of the 1993 profit sharing computa-tions, the Committee decided to treat the effects of accounting changes re-lated to postretirement and postemployment benefits as an extraordinary item. For 1993, the Company's return before bonuses, taxes and the accounting changes was 13.04% of average stockholders' equity.

  The maximum profit sharing payment under the plan is made when the return on equity is 35% or more. No profit sharing payment is paid when the return is less than 11%. Mr. Becherer would receive a maximum profit sharing payment of 102.9% of base salary if the Company's return achieved the highest level. For 1993, Mr. Becherer received a profit sharing payment of $183,092 or 25.4% of his base salary.

  In addition to the above profit sharing bonus payments, the CEO is authorized to grant discretionary bonuses to individual employees in recognition of out-standing effort. Such bonuses may not exceed 20 percent of annual salary except in highly unusual cases. No such discretionary bonuses were granted for the last fiscal year.

LONG-TERM INCENTIVES

  The Company's long-term incentives are comprised of the 1991 John Deere Stock Option Plan and the John Deere Restricted Stock Plan. The stock grants under these plans are intended to provide a significant equity opportunity which, in turn, is an incentive to build long-term stockholder value.

  Under each plan, the annual awards to executives are based upon criteria es-tablished by this Committee, including responsibility levels, compensation, current market practice, and the market price of the Company's stock. The award guidelines for these plans have been set so that the Company's long-term com-pensation package provides compensation opportunities that, on average, are equivalent to those provided executive officers with similar responsibilities at the companies in our peer group. Accordingly, the total compensation package for any given year could be at, above or below the average of the peer group, depending on the performance of the Company and of the members of the peer group. The number of options or restricted shares granted to an executive offi-cer is determined by taking a percentage of base salary and dividing that amount by the fair market value per share on the date of grant. The applicable percentage is based on the salary grade of the employee. The number of options currently held by an executive is not a factor in determining individual grants. Both plans are designed to foster teamwork and focus management on the long-term performance of the Company by giving executives an opportunity to share in any increases in the value of the stockholders' shares in the Company.

  The John Deere Stock Option Plan provides an opportunity for gain to the re-cipient only when the market price of Company common stock increases above the average market price on the date of grant. In December 1992, Mr. Becherer was awarded options for 30,821 shares of common stock.

  The Restricted Stock Plan also focuses management attention on long-term per-formance by providing a part of total compensation in shares of Company stock which generally do not vest for four years from the date of grant and which may be forfeited in the event of termination or resignation from the Company during that period. In June 1993, Mr. Becherer was awarded 6,482 shares of Restricted Stock.

CEO COMPENSATION

  Mr. Becherer has been Chairman and CEO of the Company since May 1990. In spite of the economic conditions affecting Deere's core businesses, the Company has continued to make significant progress towards attaining its goals during Mr. Becherer's tenure. Mr. Becherer's compensation package has been designed to reflect the goals of our compensation program. As described above, a substan-tial portion of his compensation is at risk and tied to improving stockholder value and attaining corporate earnings targets. We believe this benefits all stockholders.

                                        COMMITTEE ON COMPENSATION
                                          Owen B. Butler (Chairman)
                                          Samuel C. Johnson
                                          John R. Walter

  The following performance graph compares cumulative total return for Company shareholders over the past five fiscal years against the cumulative total re-turn of the Standard & Poor's 500 Stock Index, and against the Standard & Poor's Diversified Machinery Group Index. The graph assumes $100 is invested in Company stock and each of the other two indices at the closing market quotation on October 31, 1988 and that dividends are reinvested. The stock price perfor-mance shown on the graph is not necessarily indicative of future price perfor-mance.

                        PERFORMANCE GRAPH APPEARS HERE

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG DEERE & COMPANY, THE S & P 500 INDEX
                  AND THE S & P MACHINERY (DIVERSIFIED) INDEX

Measurement Period           DEERE &        S&P          S&P MACHINERY
(Fiscal Year Covered)        COMPANY        500 INDEX    (DIVERSIFIED)
- ---------------------        --------       ---------    -------------
Measurement Pt- 10/31/88     $100           $100         $100
FYE 10/31/89                 $118           $126         $110
FYE 10/31/90                 $ 89           $117         $ 88
FYE 10/31/91                 $131           $156         $129
FYE 10/31/92                 $ 95           $172         $122
FYE 10/31/93                 $193           $197         $191

                      COMPENSATION OF EXECUTIVE OFFICERS
- -------------------------------------------------------------------------------

  The following table shows the remuneration from the Company and its subsidi-aries during the past three fiscal years to the Company's Chief Executive Of-ficer (the "CEO") and each of the four most highly compensated executive offi-cers of the Company other than the CEO.

                          SUMMARY COMPENSATION TABLE

                          ANNUAL
                       COMPENSATION         LONG-TERM COMPENSATION
                    ------------------ --------------------------------
                                              AWARDS          PAYOUTS
                                       --------------------- ----------
                                                  SECURITIES LONG-TERM
                                       RESTRICTED UNDERLYING INCENTIVE
  NAME AND                               STOCK     OPTIONS/     PLAN       ALL OTHER
 PRINCIPAL   FISCAL SALARY(1) BONUS(2) AWARDS(3)     SARS    PAYOUTS(4) COMPENSATION(5)
  POSITION    YEAR      $        $         $          #          $             $
- ---------------------------------------------------------------------------------------
 Hans W.
 Becherer,    1993  $733,805  $183,092  $411,607    30,821    $  0          $2,459
 Chairman &
 Chief        1992  $695,386  $  0      $385,976    27,653    $ 85,560      $3,241
 Executive
 Officer      1991  $653,989  $  0      $327,135    17,766    $162,661      $6,494
 David H.
 Stowe,
 Jr.,         1993  $515,316  $116,522  $244,729    19,021    $  0          $2,459
 President
 & Chief      1992  $488,305  $  0      $219,264    17,017    $ 68,851      $3,241
 Operating
 Officer      1991  $450,777  $  0      $203,796    10,196    $119,051      $6,494
 Eugene L.
 Schotanus,   1993  $371,787  $ 76,633  $150,622    13,062    $  0          $2,459
 Executive
 Vice         1992  $359,222  $  0      $142,734    11,912    $ 48,774      $3,241
 President    1991  $340,634  $  0      $118,368     7,415    $ 88,882      $6,494
 Bill C.
 Harpole,     1993  $359,181  $ 74,000  $147,002    12,512    $  0          $2,459
 Executive
 Vice         1992  $342,021  $  0      $136,728    10,990    $ 35,628      $3,241
 President    1991  $311,407  $  0      $109,214     5,848    $ 59,079      $6,494
 Michael S.
 Plunkett,    1993  $343,562  $ 67,110  $133,668    12,292    $  0          $2,459
 Senior
 Vice         1992  $336,999  $  0      $134,316    11,096    $ 40,063      $3,241
 President    1991  $316,684  $  0      $110,232     6,217    $ 85,250      $6,494

- -------------------------------------------------------------------------------

(1) Amounts shown include cash and non-cash compensation earned and received by the executive officer as well as amounts earned but deferred at the elec-tion of the officer.

(2) Each year in which earnings goals are reached, the compensation of all of our salaried employees is supplemented by fiscal year-end cash bonus payments. The amount of the bonus (if any) depends upon the pre-bonus, pre-tax and pre-extraordinary item return on average stockholders' equity for the preceding three years and the position and salary of the employee. The Board has also authorized the Chairman to grant discretionary bonuses to individual employees in recognition of outstanding effort. Such bonuses may not exceed 20 percent of annual salary except in highly unusual cases. No such discretionary bonuses were granted during the last fiscal year.

(3) At October 31, 1993 the total number and market value (based on the clos-ing market price on October 29, 1993) of shares of restricted stock held by each of the named executive officers were as follows: Mr. Becherer (24,620; $1,901,895); Mr. Stowe (14,609; $1,128,545); Mr. Schotanus (9,015; $696,409);
Mr. Harpole (8,499; $656,548); and Mr. Plunkett (8,363; $646,042). The re-
strictions on the shares lapse four years after the date of the award. The amounts reported in the table represent the closing market value of the shares awarded at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. Dividends are paid on the re-stricted shares at the same time and rate as dividends paid to shareholders of unrestricted shares.

(4) The expiration of the Company's Long-Term Incentive Plan (the "Plan") was designed to coincide with the phase-in of the Company's Restricted Stock Plan. The restrictions on restricted shares began to lapse in 1993, the year follow-ing the final Long Term Incentive payment. 1992 was the last year in which a Long-Term Incentive Award could be paid under the Plan. Long-Term Incentive payments made under the Plan were based upon the Company's cumulative perfor-mance for the 1988 to 1991 fiscal years.

(5) Represents vested Company contributions to the Company 401(k) Savings and Investment Plan during the fiscal year with respect to the named executive of-ficer. The contribution for all employees during the past fiscal year was $7,321,953.

  The following table shows information concerning the individual grants of stock options and SARs made during fiscal 1993 to each of the named executive officers of the Company and the potential realizable values of the grants as-suming annually compounded stock price appreciation rates of five and ten per-cent per annum respectively, over the option term.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL
                                                                        REALIZABLE VALUE AT
                                                                          ASSUMED ANNUAL
                                                                          RATES OF STOCK
                                                                        PRICE APPRECIATION
                           INDIVIDUAL GRANTS                            FOR OPTION TERM(3)
- ----------------------------------------------------------------------- -------------------
                           NUMBER OF    % OF TOTAL
                          SECURITIES   OPTIONS/SARS EXERCISE
                          UNDERLYING    GRANTED TO  OR BASE
                         OPTIONS/SARS  EMPLOYEES IN   PRICE  EXPIRATION
          NAME           GRANTED(1)(#) FISCAL YEAR   ($/SH)   DATE(2)      5%       10%
- -------------------------------------------------------------------------------------------
Hans W. Becherer........    30,821        2.97%      $40.88   12/16/02  $792,408 $2,007,988
David H. Stowe, Jr......    19,021        1.83%      $40.88   12/16/02  $489,030 $1,239,218
Eugene L. Schotanus.....    13,062        1.26%      $40.88   12/16/02  $335,824 $  850,989
Bill C. Harpole.........    12,512        1.21%      $40.88   12/16/02  $321,684 $  815,157
Michael S. Plunkett.....    12,292        1.19%      $40.88   12/16/02  $316,027 $  800,824

- -------------------------------------------------------------------------------
(1) All options granted to executive officers in the period included SARs which the optionee may exercise in lieu of exercising a portion or all of the related stock option. Upon the exercise of a stock appreciation right, the optionee receives an amount in cash equal to the market price of the Company's common stock on the date of exercise less the exercise price. The options are vested at the date of grant but are exercisable between one and ten years af-ter date of grant. Subject to plan restrictions, the exercise price and tax withholding obligations related to exercises of options or SARs may be paid by delivery of already owned shares or by offset of the underlying shares.

(2) Options and SAR's expire if employment by the Company of the option holder terminates during the term of the option for any reason other than for death, disability, or retirement pursuant to disability or retirement plans of the Company.

(3) The total dollar gains for all shareholders as a group based on 85,502,101 outstanding shares as of October 31, 1993 would be $2,198,259,017 and $5,570,461,880 at the 5% and 10% annual rate of appreciation respectively. Mr. Becherer's potential realizable value is 0.04% of the potential realizable value of all shareholders at the assumed annual rates of appreciation. The po-tential realizable value of all the named executives to that of all sharehold-ers is 0.11%.

  The following table shows information for the named executives concerning exercises of options and SARs during fiscal 1993 and the number and value of unexercised options (with tandem SARs) held at October 31, 1993.

              AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                      OPTIONS/SARS AT      THE-MONEY OPTIONS/SARS AT
                           SHARES                  FISCAL YEAR-END(1)(#)     FISCAL YEAR-END(2)($)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----------------------------------------------------------------------------------------------------
Hans W. Becherer........   45,419     $900,501     10,822       30,821      $186,030    $1,120,960
David H. Stowe, Jr......   17,017     $357,357     15,524       19,021      $417,249    $  691,794
Eugene L. Schotanus.....   11,912     $270,998     11,910       13,062      $314,104    $  475,065
Bill C. Harpole.........    5,848     $105,264     13,787       12,512      $432,071    $  455,061
Michael S. Plunkett.....   17,313     $348,030      4,315       12,292      $ 74,175    $  447,060

- -------------------------------------------------------------------------------
(1) Options and SARs awarded by the Company are vested at the time of grant but are not exercisable until one year after grant.

(2) The options held pertain to the grants in December of 1989, 1990, 1991 and 1992 with exercise prices of $60.06, $45.31, $42.31 and $40.88 respectively. The closing market price for the Company's stock at the end of the 1993 fiscal year was $77.25.

  The following table shows the estimated annual pensions payable to partici-pants in the elected officer program in specified remuneration and years of service classifications.

                              PENSION PLAN TABLE

COMPENSATION
    FOR                                         YEARS OF SERVICE
  PENSION                --------------------------------------------------------------
  PURPOSES               15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS 40 YEARS 45 YEARS
- ---------------------------------------------------------------------------------------
$  300,000.............. $ 78,756 $105,000 $131,256 $157,500 $183,756 $200,016 $200,016
$  400,000.............. $105,000 $140,004 $174,996 $210,000 $245,004 $266,676 $266,676
$  500,000.............. $131,256 $174,996 $218,760 $262,500 $306,252 $333,348 $333,348
$  600,000.............. $157,500 $210,000 $262,500 $315,000 $367,500 $400,020 $400,020
$  700,000.............. $183,756 $245,004 $306,252 $367,500 $428,760 $466,692 $466,692
$  800,000.............. $210,000 $279,996 $350,004 $420,000 $489,996 $533,364 $533,364
$ 900,000............... $236,256 $315,000 $393,756 $472,500 $551,256 $600,036 $600,036
$1,000,000.............. $262,500 $350,004 $437,496 $525,000 $612,504 $666,696 $666,696
$1,100,000.............. $288,756 $384,996 $481,260 $577,500 $673,752 $733,368 $733,368
$1,200,000.............. $315,000 $420,000 $525,000 $630,000 $735,000 $800,040 $800,040
$1,300,000.............. $341,244 $455,004 $568,740 $682,500 $796,248 $866,712 $866,712

- -------------------------------------------------------------------------------

  Under the Company's pension program, employees who have been elected Vice President or above ("elected officers") of the Company for at least three years at retirement are entitled to receive an annual pension determined by adding the amount obtained by multiplying 1.5% times the officer's number of years of non-elected officer service times average pensionable pay to the amount obtained by multiplying 2.0% times the number of years served as an elected officer of the Company times average pensionable pay, with a maximum annual pension of 66 2/3% of average pensionable pay. Average pensionable pay is based upon the officer's compensation for the five highest years, not necessarily consecutive, during the 10 years immediately prior to the date of retirement. Compensation for each year is calculated by adding the offi-cer's annual salary to the larger of (a) the sum of short-term bonuses awarded to the officer, or (b) any payments under the Company's long-term incentive plan or awards under the restricted stock plan. All amounts used in calculat-ing average pensionable pay are determined before giving effect to any salary or bonus deferral under any plan sponsored by the Company. Salaried employees not entitled to the elected officer pension receive annual pension benefits determined by multiplying 1.5% times the employee's number of years of service with the Company times an average pensionable pay, generally of the final five years' salaries. The estimated annual pensions shown are on a straight life annuity basis and have been computed assuming (i) that the Company's pension plans are continued without further amendment; (ii) that the years of service are divided evenly between officer and non-officer status; and, (iii) that re-tirement occurs at age 65. Pension benefits are not subject to deductions for social security benefits or other offset amounts.

  The estimated credited years of service as of October 31, 1993, and the amount of fiscal 1993 compensation for pension purposes, for the individuals named in the Summary Compensation Table are: Mr. Becherer (31 years and $911,087); Mr. Stowe (25 years and $610,994); Mr. Schotanus (34 years and $475,890); Mr. Harpole (38 years and $430,071) and Mr. Plunkett (35 years and $434,909).

                             STOCKHOLDER PROPOSALS
- -------------------------------------------------------------------------------

  Proposals of stockholders submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission for the proxy statement for the annual meeting of stockholders to be held February 22, 1995 must be received by the Company at its principal executive offices at John Deere Road, Moline, Illinois 61265 not later than September 16, 1994. This notice of the annual meeting date also serves as the notice by the Company under the advance notice Bylaw described below.

  Under the Company's Bylaws, a stockholder must give timely written notice to the Secretary of the Company before bringing any business before any annual or special meeting of stockholders. Notice must be received by the Secretary not less than 50 days nor more than 75 days prior to the stockholders' meeting. The notice shall set forth for each matter a brief description of the business to be brought before the meeting, the reasons therefore, the name, address, class and number of shares beneficially owned by, and any material interest of the shareholder making the proposal.

                             COST OF SOLICITATION
- -------------------------------------------------------------------------------

  The cost of soliciting proxies in the form enclosed is being borne by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send proxy material to their principals and the Company will reimburse them for their ex-penses in doing so. The Company has engaged Georgeson & Co., Inc. to solicit proxies held by brokers and nominees at a cost of $12,000 plus out-of-pocket expenses. Proxies also may be solicited personally or by telephone or tele-graph by directors, officers, and a few regular employees of the Company in addition to their usual duties. They will not be specially compensated for these services.

                                              For the Board of Directors,

                                                (FRANK S. COTTRELL LOGO)

                                                    FRANK S. COTTRELL
                                                         Secretary

Moline, Illinois
January 14, 1994

                               (JOHN DEERE LOGO)



                                                                     LOGO
                                                               Printed on
                                                               Recycled Paper

- -------------------------------------------------------------------------------
                     PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK [X]


                   --------------    -------------------------
                       COMMON          DIVIDEND REINVESTMENT

- -------------------------------------------------------------------------------
                The Directors Recommend a Vote FOR All Nominees

Election as Directors of
                   Samuel C. Johnson, Arthur L. Kelly and William A. Schreyer

VOTE FOR ALL    WITHHOLD VOTE FOR    VOTE FOR ALL EXCEPT WITHHOLD VOTE
  NOMINEES         ALL NOMINEES        FROM THE FOLLOWING NOMINEE(S):

    [_]                 [_]          ---------------------------------
- -------------------------------------------------------------------------------

                                    Date ______________________________________


                                    -------------------------------------------
                                                      Signature

                                    -------------------------------------------
                                                      Signature
|
|
|______


- -------------------------------------------------------------------------------

       (LOGO) DEERE & COMPANY
              PROXY-ANNUAL MEETING/23 FEBRUARY 1994
              ------------------------------------------------------
Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Deere & Company on February 23, 1994.

The undersigned appoints each of Hans W. Becherer, David H. Stowe, Jr., and Frank S. Cottrell attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Deere & Company that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof. The shares represented by this proxy will be voted as specified and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Directors.

Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts each joint owner should sign.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

- -------------------------------------------------------------------------------